Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of the eighth day of February, 2007, between Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), and David M. Jacobstein (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein; and
     WHEREAS, the Company and the Executive desire for this Amended and Restated Employment Agreement to amend and supersede as of May 8, 2007 (the “Effective Date”), any prior Employment Agreements between the Company and the Executive, including, without limitation, the Employment Agreement, dated as of April 21, 1999.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1. Employment.
(a)	As of the Effective Date, the Company shall employ the Executive, and the Executive shall accept such employment, on the terms and subject to the conditions hereinafter set forth.
(b)	During the term of this Employment Agreement, the Executive shall be and have the titles given to him from time to time by the Chief Executive Officer of the Company and shall devote such part of his business time as may be reasonably necessary to perform diligently such duties as may be reasonably requested from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”); provided, however, that in no event shall the Executive be required to devote more than 20 hours per month to the performance of such duties.
2. Term and Positions.
(a)	The period of employment of the Executive by the Company shall, subject to earlier termination as provided in this Employment Agreement, commence on the Effective Date and continue until December 31, 2010. Notwithstanding the foregoing, this Employment Agreement may be terminated by the Company with “cause” (as hereinafter defined) at any time and without cause upon not less than ninety (90) days prior written notice to the Executive.
(b)	For service as an employee of the Company, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the articles of incorporation and code of regulations of the Company, as the same may be amended from time to time.
(c)	If:
(i)	the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Cleveland, Ohio; or

(ii)	there occurs a material breach by the Company of any of its obligations under this Employment Agreement, which breach has not been cured in all material respects within thirty (30) days after the Executive gives notice thereof to the Company;
then in any such event the Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company without “cause” (as defined in Paragraph 5(a)(ii)).
(d)	Notwithstanding anything in this Agreement to the contrary, if there shall occur a “Change in Control” (as that term is defined in the Amended and Restated Change in Control Agreement, dated February 8, 2007, between the Company and the Executive (the “Change in Control Agreement”)), payments to the Executive will be governed by the Change in Control Agreement and the Executive shall not be entitled to any additional benefits under this Employment Agreement except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of the Change in Control. It is expressly understood that the foregoing shall have no affect upon the parties’ respective rights and obligations under paragraph 5(e) of this Employment Agreement or the Performance Units Agreement dated January 2, 2002.
3. Compensation.
     During the term of this Employment Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3.
(a)	The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) of Six Hundred Thousand Dollars ($600,000) per annum.
(b)	The Company shall provide to the Executive such life, disability, medical, hospitalization, vision and dental insurance for himself, his spouse and eligible family members as may be in effect on the date hereof.
(c)	The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under the terms thereof (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive’s rights and benefits thereunder except as expressly provided herein).
(d)	The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing documents of the particular plan. It is expressly understood and agreed that the intent of this Paragraph 3(d) is to permit such equity and other benefits granted or provided to the Executive prior to the Effective Date to continue to vest during the term of this Employment Agreement, to permit the Executive to exercise any vested options at any time during their full term regardless of whether that is during or after the term of this

Employment Agreement and to permit the Executive to continue participation in the Company’s elective and equity deferred compensation plans during the term of this Employment Agreement, and that, subject to paragraph 5(e) of this Agreement, the Executive shall not be granted or provided with any additional equity or employee equity plan benefits during the term of this Employment Agreement.
(e)	The Company shall reimburse the Executive or provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.
(f)	The Company shall provide to the Executive a new vehicle of the Executive’s choice for the exclusive use of the Executive, together with automobile, theft, casualty and liability insurance, and payment or reimbursement of the Executive for all maintenance, repair and gasoline.
(g)	The Company shall reimburse the Executive or provide him with an expense account during the term of this Employment Agreement of up to $5,000 per annum for financial planning, tax return and financial statement preparation services and shall reimburse the Executive for legal and related consulting fees (up to $5,000) related to the review of this Agreement.
4. Payment in the Event of Death or Disability.
(a)	In the event of the Executive’s death or if the Executive becomes “disabled” (as hereinafter defined) during the term of this Employment Agreement, the Company shall pay to the Executive (or his successors and assigns in the event of his death) an amount equal to the balance of the base salary payable to the Executive during the remaining term of this Agreement and shall continue the benefits described in Paragraph 3(b) for the Executive (except in the case of death) and the Executive’s family for a period of one (1) year.
(b)	The benefit to be paid pursuant to Paragraph 4(a) shall be paid within ninety (90) days after the date of death or disability, as the case may be.
(c)	For purposes of this Employment Agreement, the Executive shall become “disabled” only in the event of a permanent disability, Executive’s “disability” shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive’s disability from the other, dispute that the Executive’s permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio, area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.
5. Termination.
(a)	The employment of the Executive under this Employment Agreement, and the terms hereof, may be terminated by the Company:
(i)	on the death of the Executive or if the Executive becomes disabled (as previously defined);
(ii)	for cause at any time by action of the Board. For purposes hereof, the term “cause” shall mean:
(A)	The Executive’s fraud, commission of a felony or of an act or series of acts which result in material injury to the business reputation of the Company, commission of an act or series of repeated acts of dishonesty which are materially inimical to the best interests of the Company, or the Executive’s willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to the Executive; or
(B)	The Executive’s material breach of any material provision of this Employment Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to the Executive; or
(iii)	without cause pursuant to written notice provided to the Executive not less than ninety (90) days in advance of such termination date.
The exercise by the Company of its rights of termination under this Paragraph 5 shall be the Company’s sole remedy if such right to terminate arises. Upon any termination of this Employment Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Company.
(b)	In the event of a termination claim by the Company to be for “cause” pursuant to Paragraph 5(a)(ii), the Executive shall have the right to have the justification for said termination determined by arbitration in Cleveland, Ohio. In order to exercise such right, the Executive shall serve on the Company within thirty (30) days after termination a written request for arbitration. The Company immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the question of “cause” shall be determined under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, the Executive shall continue to receive all compensation and benefits to which he is entitled hereunder, and if at any time during the pendency of such arbitration the Company fails to pay and provide all compensation and benefits to the Executive in a timely manner the Company shall be deemed to have automatically waived whatever rights it then may have had to terminate the Executive’s employment for cause.

Expenses of the arbitration shall be borne equally by the parties except as otherwise determined by the arbitrator.
(c)	In the event of termination for any of the reasons set forth in subparagraph (a) of this Paragraph 5, except as otherwise provided in Paragraphs 3(d), 4(a) and 5(d), the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.
(d)	In the event of the termination by the Company of the Executive without “cause” (other than as described in Paragraph 2(d)), or in the event of a termination by the Executive for reasons set forth in Paragraph 2(c), the Company shall pay to the Executive an amount equal to the balance of the base salary payable to the Executive during the remaining term of this Agreement and shall continue the benefits described in Paragraph 3(b) during the remaining term of this Agreement.
(e)	Notwithstanding any provision to the contrary contained in this Employment Agreement, the Change in Control Agreement or any other agreement to which the Executive is a party or by which he is bound, concurrently with the termination of this Agreement for any reason other than “cause,” including, without limitation, natural termination on the date the term of this Agreement expires, all of the Executive’s restricted shares, options, performance units and other equity-based awards which by their respective terms are not vested at the time of such termination shall fully and immediately vest at such time.
(f)	Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Paragraph 4(a) or Paragraph 5(d) unless (i) the Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers and affiliates of any of them, in a form approved by the Company (or, in the case of death, the Executive’s estate executes such release or such other documents as may be reasonably requested by the Company) and (ii) the Executive (or the Executive’s estate) does not revoke any required release during any applicable revocation period.
6. Covenants and Confidential Information.
(a)	The Executive acknowledges the Company’s reliance and expectation of the Executive’s continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company, the Executive shall not, directly or indirectly:
(i)	during the term of this Employment Agreement and for a period of two (2) years after the termination of the Executive’s employment for any reason, own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing commercial shopping centers; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant; or
(ii)	at any time during or after the term of this Employment Agreement, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with his employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives or (E) is required to be disclosed by rule of law or by order of a court or governmental body or agency.
(b)	The Executive will not directly or indirectly during the term of this Employment Agreement or for a period of two (2) years after the expiration of this Employment Agreement or Executive’s termination pursuant to this Employment Agreement, solicit or induce or attempt to solicit or induce any employee(s) of the Company and/or any subsidiary, affiliated or related companies to terminate their employment with the Company and/or any subsidiary, affiliated or related companies.
(c)	The Executive agrees and understands that the remedy at law for any breach by him of this Paragraph 6 will be inadequate and that the damages following from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this Paragraph 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 6 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 6 which may be pursued or availed of by the Company.
(d)	The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.
7.	Tax Adjustment Payments. If all or any portion of the amounts payable to the Executive under this Employment Agreement constitutes “excess parachute payments” within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable to the Executive shall be increased to the extent necessary to place the Executive in the same after-tax position as he would have been in had no such tax been imposed on any such amount paid or payable to the Executive under this Employment Agreement. The determination of the amount of any such tax and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by the Executive within thirty (30) calendar days after such payment and said incremental payment shall be made within five (5) calendar days after determination has been made. If, after the date upon which the payment required by this Paragraph 7 has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment or otherwise) that the amount of excise or other similar taxes payable by the Executive is greater than the amount initially so determined, then the Company shall pay the Executive an amount equal to the sum of: (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse the Executive for any income, excise or other tax assessment payable by the Executive with respect to the receipt of the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Paragraph 7. Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.
8. Miscellaneous.
(a)	The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.
(b)	During the term of this Employment Agreement and thereafter, the Executive will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during the Executive’s period of employment with the Company and its predecessors, and will provide reasonable assistance to the Company with matters relating to its corporate history from the period of the Executive’s employment with it or its predecessors. The Executive will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the term of employment.
(c)	The provisions of this Employment Agreement are severable and if any one or more provision may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provision and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
(d)	The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.
(e)	Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cleveland, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 8(e) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Paragraph 6 hereof.
(f)	Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention: President, and if mailed to the Executive, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other.
(g)	The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
(h)	As of the Effective Date, this Employment Agreement shall supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
(i)	This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.
(j)	Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.
(k)	Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.
[Signatures on the following page.]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the day and year first set forth herein.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ Scott A. Wolstein

Authorized Officer

/s/ David M. Jacobstein

David M. Jacobstein